                                                                 EXHIBIT 10.35


                                CONTRACT OF SALE

         This Agreement is entered into by and between OAK N'SPRUCE MANAGEMENT, INC., a Massachusetts corporation, as Trustee of Oak N'Spruce Resort Trust under Declaration of Trust dated August 4, 1997 ("Trust"), BEARTOWN DEVELOPMENT, INC., a Pennsylvania Corporation ("Beartown"), BRUCE HAGEDORN and DOUG RICHIE (Messrs. Hagedorn and Richie are sometimes hereinafter collectively referred to as the "Shareholders") (Beartown, Trust and the Shareholders are sometimes hereinafter collectively referred to as "Seller"), and SILVERLEAF RESORTS, INC., a Texas corporation ("Purchaser").

                             W I T N E S S E T H :

         FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:

                                   ARTICLE I

                                    PROPERTY

         The conveyance by Seller to Purchaser of Seller's assets and the assignment of all of Seller's beneficial interest in the Trust shall include certain tracts or parcels of land situated in Berkshire County, Massachusetts, which tracts are more particularly described in Exhibit "A" attached hereto and made a part hereof for all purposes, together with all and singular the rights and appurtenances pertaining to such property including any right, title and interest of Seller in and to adjacent strips or gores, streets, alleys or rights-of-way and all rights of ingress and egress thereto (the foregoing property is herein referred to collectively as the "Land").

         The conveyance by Seller to Purchaser referred to hereinabove shall also include all buildings and other improvements on the Land, including specifically, without limitation, the hotel and timeshare units, all unsold timeshare inventory, health and fitness facilities and all other amenities located thereon and commonly known as "Oak N' Spruce Resort" (the foregoing property is herein referred to collectively as the "Hotel").

         The conveyance by Seller to Purchaser shall also include all fixtures and personal property, tangible or intangible, of any kind whatsoever owned by Seller and used in connection with the operation of the Hotel, including but not limited to, the following items:

                 a. All contracts for the use or occupancy of guest rooms and/or the banquet facilities of the Hotel;

                 b. All engineering, maintenance, and housekeeping supplies, including soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Hotel, which are on hand on the date hereof, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business;

                 c. All machinery, equipment, fixtures, furniture, artwork and other decorative items, signage and other personal property of every kind and character owned by Seller and located in or used in connection with the operation of the Hotel including, without limitation, (i) any furnishings, equipment or other personalty located in any business or management offices located in the Hotel; (ii) maintenance equipment and tools owned by Seller and used in connection with the Hotel; and (iii) switchboards, computers and other machinery, equipment, fixtures, and keys;

                 d. The name "Oak N' Spruce Resort" and any other names, logos and designs used in the ownership or operation of the Hotel including, without limitation, the names, logos and designs now used in connection with the restaurants, cocktail lounges, night clubs, banquet rooms and meeting rooms in and/or about the Hotel, together with the goodwill appurtenant to each of such names, logos and designs;

                 e. All food and beverage (alcoholic and non-alcoholic) which is on hand on the date hereof, whether issued to the food and beverage department or held in reserve storage, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business;

                 f. All service, maintenance, union, employment (including pension and other employee benefit plans), purchase orders and other contracts respecting the ownership, maintenance, operation, provisioning or equipping of the Hotel, including warranties and guaranties relating thereto;

                 g. All oral or written agreements pursuant to which any portion of the Land or Hotel is used or occupied by anyone other than Seller (the property described in this clause is herein referred to collectively as the "Leases");

                 h. Any working capital reserves maintained by Seller, any reserves maintained by Seller for the purpose of replacing furniture, fixtures and equipment, all utility and similar deposits, and all prepaid license and permit fees, all of the foregoing to be determined as of the date of closing and to be transferred at closing;

                 i. All china, glassware, linens, silverware and uniforms, whether in use or held in reserve storage for future use, in connection with the operation of the Hotel, which are on hand on the date hereof, subject to such depletion and including such resupplies as shall be made in the normal course of business;

                 j. All licenses, franchises and permits used in or relating to the ownership, occupancy or operation of any part of the Hotel, including any liquor license maintained by Seller in connection with the operation of the Hotel, if and to the extent transferable to Purchaser;

                 k. All software programs for accounting functions for the general ledger, accounts payable, accounts receivable, and payroll for the Hotel;

                 l. The owner's interest under all construction, development and design contracts entered into in connection with the construction of the Hotel and all transferable warranties, guaranties and bonds relating to the Hotel or the acquisition, construction, fabrication or installation thereof;

                 m. All outstanding receivables owned by Seller which have been generated from the sale of memberships in the timeshare program being operated by Seller on the Land;

                 n. Any developer's, declarant's, or owner's interests under any operating agreements or reciprocal easement agreements or other similar agreements affecting and/or benefiting the Hotel; and

                 o. All brochures, literature and other such materials used by Seller in connection with the marketing of the Hotel which are on hand on the date hereof, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business.

The foregoing items are hereinafter collectively referred to as the "Hotel Assets."

         Hereinafter all property being conveyed to Purchaser by Seller pursuant to this Contract including the Land, the Hotel and the Hotel Assets are sometimes referred to collectively as the "Subject Property."

                                   ARTICLE II

                                 PURCHASE PRICE

         The purchase price to be paid by Purchaser to Seller for the Subject Property shall be the sum of Five Million and No/100 Dollars ($5,000,000.00); provided, however, that if the closing of this Contract occurs at any time after December 5, 1997, then the purchase price for the Subject Property shall be the sum of Five Million One Hundred Thousand and No/100 Dollars ($5,100,000.00). The purchase price shall be payable all in cash at the closing. Prior to the expiration of the Inspection Period (as described and defined hereinbelow), Seller and Purchaser, each acting reasonably, shall agree upon an allocation of the purchase price for the Subject Property in compliance with the reporting requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and all applicable tax returns (including I.R.S. Form 8594) will reflect the allocations that have been agreed upon by and between Seller and Purchaser.

                                  ARTICLE III

                                 EARNEST MONEY

         Within two (2) business days after final execution of this Contract by all parties hereto, Purchaser shall deliver Purchaser's check in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) to Safeco Land Title of Dallas, 5220 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, Attn:
Bobbie Irwin (the "Title Company"). The Title Company shall immediately cash the earnest money check and deposit the proceeds thereof in an interest bearing account, the earnings from which shall accrue to the benefit of Purchaser (hereinafter the proceeds of the earnest money check shall be referred to as the "earnest money").

         In the event that this Contract is closed, then all earnest money shall be applied in partial satisfaction of the purchase price. In the event that this Contract is not closed, then the earnest money shall be disbursed in the manner provided for elsewhere herein. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Contract, it is understood and agreed that One Hundred Dollars ($100.00) of the earnest money shall in all events be delivered to Seller as valuable consideration for the inspection period described in Article VI hereinbelow and the execution of this Contract by Seller.

                                   ARTICLE IV

                       PRE-CLOSING OBLIGATIONS OF SELLER

         Within ten (10) days from the date of execution of this Contract, Seller shall furnish to Purchaser each of the following (collectively, the "Due Diligence Items"):

a. An as-built survey of the Subject Property dated subsequent to the date of execution of this Contract and prepared by a licensed professional engineer or surveyor acceptable to Purchaser, which survey shall: (a) include a metes and bounds legal description of the Land; (b) accurately show all improvements, encroachments and uses and accurately show all easements and encumbrances visible or listed on the Title Commitment (identifying each by recording reference if applicable); (c) recite the exact number of square feet included within the Land and the dimensions of the surface perimeter of all improvements; (d) state whether the Land (or any portion thereof) lies within a flood zone or flood prone area; (e) state the number of parking spaces situated on the Land; (f) contain a certificate verifying that the survey was made on the ground, that the survey is correct, that there are no improvements, encroachments, easements, uses or encumbrances except as shown on the survey plat, that the area represented for the Land and all improvements has been certified by the surveyor as being correct and that the Land does not lie within any flood zone or flood prone area, except as indicated thereon, that the Land has access to public streets as indicated thereon, and otherwise be in the form of Exhibit "B" attached hereto and made a part hereof; and (g) otherwise be in form satisfactory to Purchaser. Unless otherwise agreed by Seller and Purchaser, the metes and bounds description contained in the survey shall be the legal description employed in the documents of conveyance of the Subject Property; all costs incurred in obtaining the survey shall be paid by Purchaser;

                 b. A current commitment (the "Title Commitment") for the issuance of an owner's policy of title insurance to the Purchaser from the Title Company, together with good and legible copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment;

                 c. Copies of all leases presently in effect with respect to the Subject Property, if any, together with any amendments or modifications thereof and other documents such as lien waivers and non-disturbance and subordination agreements which affect the rights of the parties expressed in the leases;

                 d. A schedule showing (i) all current members of the timeshare program being operated at the Subject Property by Seller, and (ii) the date through which monthly membership dues have been paid by each such member;

                 e. A list of all service contracts, warranties, management, maintenance, or other agreements affecting the Subject Property, if any, together with copies of same. Seller agrees not to enter into any additional contracts, warranties, or agreements prior to closing which would be binding on Purchaser and which cannot be cancelled by Purchaser upon thirty (30) days written notice without cost, penalty, or obligation unless such service contracts or other agreements are approved in writing by Purchaser;

                 f. Copies of all licenses, permits, applications, authorizations, certificates of occupancy, governmental approvals and other entitlements relating to the Subject Property and the operation thereof in the possession of Seller, if any;

                 g. All site plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Subject Property in the possession of Seller, if any;

                 h. True and correct copies of the tax statements covering the Subject Property or any part thereof for each of the two
         (2) years prior to the current year and, if available, for the current year;

                 i. True and correct copies of any existing option contracts, construction contracts, and architectural contracts relating to all or any portion of the Subject Property;

                 j. A schedule of all current or pending litigation with respect to the Subject Property or any part thereof, if any, together with a brief description of each such proceeding;

                 k. The most recent operating statements for the Subject Property prepared by Seller or in Seller's possession;

                 l. A schedule of all Hotel Assets (specifying if any such Hotel Assets are leased);

                 m. A list of any unwritten agreements affecting the Subject Property to which Seller is a party or of which Seller has acknowledge; and

                 n. All other information of any kind whatsoever in the possession of Seller and pertaining to the ownership and operation of the Subject Property.

                                   ARTICLE V

                            TITLE INSPECTION PERIOD

         Purchaser shall have a period of thirty (30) days following the date on which Purchaser receives the last of the items to be provided to Purchaser pursuant to paragraphs (a) and (b) of Article IV hereinabove in which to review and approve each such item (the "Title Review Period"). If the information to be provided pursuant to subparagraphs (a) and (b) of Article IV reflect or discloses any defect, exception or other matter affecting the Subject Property ("Title Defects") that is unacceptable to Purchaser, then prior to the expiration of the Title Review Period Purchaser shall provide Seller with written notice of Purchaser's objections. Seller may, at its sole option, elect to cure or remove the objections raised by Purchaser; provided, however, that Seller shall have no obligation to do so. Should Seller elect to attempt to cure or remove the objections, Seller shall have five (5) days from the date of Purchaser's written notice of objections (the "Cure Period") in which to accomplish the cure. In the event Seller either elects not to cure or remove the objections or is unable to accomplish the cure prior to the expiration of the Cure Period, then Seller shall so notify Purchaser in writing specifying which objections Seller does not intend to cure, and then Purchaser shall be entitled, as Purchaser's sole and exclusive remedies, either to terminate this Agreement by providing written notice of termination to Seller within five (5) days from the date on which Purchaser receives Seller's no-cure notice or waive the objections and close this transaction as otherwise contemplated herein. If Purchaser shall fail to notify Seller in writing of any objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, then Purchaser shall be deemed to have no objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, and any exceptions to Seller's title which have not been objected to by Purchaser and which are shown on the Survey or described in the Title Commitment shall be considered to be "Permitted Exceptions." It is understood and agreed that the Subject Property will be conveyed to Purchaser subject to all tenant leases affecting the Subject Property, if any, and that such leases shall be Permitted Exceptions.

                                   ARTICLE VI

                               INSPECTION PERIOD

         Purchaser, at Purchaser's sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Subject Property for a period of time commencing on the date of execution of this Contract and expiring thirty (30) days following the date on which Purchaser receives the last of the items to be provided to Purchaser pursuant to Article IV hereinabove (the "Inspection Period"). Purchaser and Purchaser's duly authorized agents or representatives shall be permitted to enter upon the Subject Property at all reasonable times during the Inspection Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable. In the event that the review and/or inspection conducted pursuant to this paragraph shows any fact, matter or condition to exist with respect to the Subject Property that is unacceptable to Purchaser, in Purchaser's sole discretion, or if for any reason Purchaser determines that purchase of the Subject Property is not feasible, then Purchaser shall be entitled, as Purchaser's sole remedy, to cancel this Contract by providing written notice of cancellation to Seller prior to the expiration of the Inspection Period. If Purchaser shall provide written notice of cancellation prior to the expiration of the Inspection Period, then this Contract shall be cancelled, all earnest money (less $100.00) shall be immediately returned to Purchaser by the Title Company, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

                                  ARTICLE VII

              REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER

         Seller makes the following warranties and representations to
Purchaser:

                 a. Seller has good and marketable title to the Subject Property subject only to the interests of timeshare purchasers and to the Permitted Exceptions; and Seller will convey such title to Purchaser on the closing date free and clear of all options, rights, covenants, easements, liens and other rights in favor of third parties except the interests of timeshare purchasers and the Permitted Exceptions. All mechanic's liens, liens, mortgages or encumbrances of any nature presently affecting the Subject Property will be paid off and released on or before the date of closing so that at closing Seller will be in a position to convey the Subject Property to Purchaser free and clear of any such liens and mortgages. To enable Seller to convey the Subject Property to Purchaser as provided herein and to close this transaction, Seller may, at the time of closing, use the purchase money for the Subject Property or any portion thereof to clear Seller's title to the Subject Property of any or all liens, mortgages, or encumbrances, provided that releases of all such liens, mortgages, or encumbrances are recorded simultaneously with the closing or in accordance with accepted conveyancing practices.

                 b. None of the Hotel Assets is held by Seller under a lease or installment sale contract except as has been disclosed to Purchaser in writing or will be disclosed to Purchaser in writing during the Inspection Period.

                 c. There is no action, suit, proceeding or claim presently pending in any court or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality or before any arbitration tribunal or panel, (i) affecting the Subject Property, or any portion thereof, or Seller's use, operation or ownership of the Subject Property, or (ii) affecting Seller's ability to perform its obligations under this Contract, nor, to the best knowledge and belief of Seller, is any such action, suit, proceeding or claim threatened.

                 d. Seller is not aware of any attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary bankruptcy proceedings, or proceedings under any debtor relief laws, contemplated by or pending or threatened against Seller or the Subject Property.

                 e. No condemnation, eminent domain or similar proceedings have been instituted or, to the best of Seller's knowledge, threatened against the Subject Property.

                 f. Seller has not received notice of, and has no other knowledge or information of, any pending or contemplated change in any regulation, code, ordinance or law, or private restriction applicable to the Subject Property, or any natural or artificial condition upon or affecting the Subject Property, or any part thereof, which would result in any material change in the condition of the Subject Property or any part thereof, or would in any way limit or impede the operation of the Subject Property.

                 g. Except for the list of service contracts, warranties, management, maintenance or other agreements to be delivered to Purchaser pursuant to Article IV hereinabove, there are no contracts of construction, employment, management, service or supply which would affect the Subject Property or operation of the Subject Property after closing;

                 h. To the best knowledge of Seller, the Subject Property and the current operation thereof comply with all laws, regulations, ordinances, rules, orders and other requirements of all governmental authorities having jurisdiction over the Subject Property or affecting all or any part thereof or bearing on its construction or operation, and with all private covenants or restrictions;

                 i. To Seller's knowledge, Seller has acquired all licenses, permits, easements, rights-of-way, including, without limitation, all building and occupancy permits from all governmental authorities having jurisdiction over the Subject Property or from private parties for the normal use, maintenance, occupancy, and operation of the Subject Property and to insure unimpeded access, ingress and egress to and from the Land as required to permit normal usage of the Hotel;

                 j. Seller currently has in place the public liability, casualty and other insurance coverage with respect to the Subject Property in the amounts reflected in the insurance policies included in the Due Diligence Items. Each of such policies is in full force and effect, and all premiums due and payable thereunder have been, and on the Closing Date will be, fully paid when due. No notice of cancellation has been received or threatened with respect thereto. No insurance company insuring the Hotel or Board of Fire Underwriters has delivered to Seller oral or written notice (i) that any insurance policy now in effect would not be renewed or (ii) that Seller or tenant under the Leases has failed to comply with insurance requirements or (iii) that defects or inadequacies exist in the Subject Property, or in any part thereof, which could adversely affect the insurability thereof or the cost of such insurance;

                 k. Present zoning regulations, if any, permit the use of the Subject Property as a hotel and timeshare resort, the Subject Property complies with all applicable parking regulations, and, to the best knowledge of Seller, there are no governmental or private regulations, orders, agreements or instruments restricting the current use and operation of the Land, except as may be shown in the Title Commitment;

                 l. From the date of execution of this Contract through the date of closing, Seller shall continue to maintain the Subject Property in its present condition, subject to ordinary wear and tear and Article XIV hereof, and shall continue to manage the Subject Property in the same manner as it is currently being managed; Seller shall not remove any fixtures, equipment, furnishings or other personal property from the Subject Property unless replaced with items of equal or greater quality and quantity, nor shall Seller in any manner neglect the Subject Property;

                 m. That, at closing, there will be no unpaid bills, claims, or liens in connection with any construction or repair of the Subject Property except for ones which will be paid in the ordinary course of business or which have been bonded around or the payment of which has otherwise been adequately provided for to the complete satisfaction of Purchaser;

                 n. Neither the Subject Property nor Seller is in violation of any Environmental Law or is subject to any pending or threatened litigation or inquiry by any governmental authority or to any remedial action or obligations under any Environmental Law; (i) no underground storage tanks have been or are now located on the Subject Property; and (ii) no hazardous substances or toxic wastes have been disposed of or are now located upon the Subject Property in violation of applicable Environmental Law. As used herein, the term "Environmental Law" will mean any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Subject Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1982 and the Resource Conservation and Recovery Act of 1986. Prior to Closing, Seller agrees to promptly notify Purchaser of any fact of which Seller acquires actual knowledge which would cause this representation to become false and of any written notice that Seller receives regarding the matters set forth in this Section;

                 o. Except for the sale of timeshare interests in the ordinary course of business, there are no contracts or other material obligations, other than those matters set forth in the Title Commitment, Survey, Due Diligence Items and Leases, outstanding (i) for the sale, exchange or transfer of the Subject Property or any portion thereof or the business operated thereon by Seller, or (ii) creating or imposing any burdens, obligations or restrictions on the use or operation of the Subject Property and the business conducted thereon;

                 p. Neither the Leases nor any other contract or agreement delivered by Seller to Purchaser has been amended, modified or supplemented in any way that will not be disclosed to Purchaser in writing at the time of delivery to Purchaser pursuant to Article IV. Except for the sale of timeshare interests in the ordinary course of business, there are no written or oral agreements of any kind that could constitute a lease or contract relating to the Subject Property (including any agreements for free rent, rent reduction or abatement, expense reimbursement, construction or remodelling allowances, lease takeover or rent reimbursement, or other agreements of a tenant inducement nature) that will not be disclosed to Purchaser in writing at the time of delivery pursuant to Article IV. There exists no circumstance or state of facts that constitutes a default by Seller or any tenant under the Leases, or that would, with the passage of time or the giving of notice, or both, constitute a default on the part of Seller or by any tenant under any of the Leases, or that entitles any tenant under the Leases to defenses against the prompt, current payment and performance of rent and/or other payments and obligations thereunder. Seller has no knowledge of any pending or threatened litigation by any tenant against the Seller with regard to any Lease. There do not exist any unpaid leasing commissions due with regard to any of the Leases. Seller is the owner of the entire lessor's interest in and to each of the Leases. Seller has performed all of the duties, liabilities and obligations imposed upon Seller by the terms, provisions and conditions contained in the Leases and accruing on or prior to the date hereof;

                 q. Except for the sale of timeshare interests in the ordinary course of business, from the date of execution of this Contract through the date of closing, Seller will not enter into any new lease of any portion of the Subject Property or modify any existing lease covering space in the Subject Property without first obtaining the written consent of Purchaser;

                 r. There are no unpaid assessments for public improvements against the Subject Property. The Subject Property is not subject to assessments for any street paving or curbing heretofore laid. All sewer, water, gas, electric, telephone and drainage lines and facilities required by law and for the normal operation of the Subject Property are fully installed, function properly and are adequate to service the Subject Property and there are no unpaid assessments or charges for the installation of such utilities or for making connection thereto that have not been fully paid;

                 s. To the best knowledge of Seller, (i) there are no public plans or proposals for changes in road grade, access or other municipal improvements which would affect the Subject Property or result in any assessments, (ii) no ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Subject Property is pending, and (iii) no tax proceeding is pending for the reduction or increase of the assessed real estate tax evaluation to the Subject Property or any portion thereof;

                 t. Seller is duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to transact business in the state in which the Subject Property is situated. This Contract has been duly and validly executed and delivered by Seller to Purchaser and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, conservatorship, receivership, insolvency, moratorium or similar laws affecting creditors' rights generally or by general principles of equity;

                 u. Seller has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any other party or entity will be needed thereafter to authorize Seller's execution and performance of this Contract. None of the execution and delivery of this Contract by Seller, the consummation by Seller of the transaction contemplated hereby or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the formation documents of Seller; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right to termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or the Subject Property may be bound; or
         (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Subject Property; except in the cases of clauses (ii) or (iii) above, for violations, breach or defaults (A) that would not in the aggregate have a material adverse effect on the business or financial condition of Seller and on the effectiveness of the transaction contemplated hereby or (B) for which waivers or consents have been or will be obtained prior to the closing date;

                 v. Seller is not a "foreign person" or "foreign trust" within the meaning of the United States Foreign Investment and Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended;

                 w. All books and records relating to operating income and expenses of the Subject Property furnished or made available to Purchaser by Seller were and shall be those maintained by Seller in regard to the Subject Property in the normal course of business. The operating statements covering the Subject Property for the period of Seller's ownership furnished by Seller to Purchaser are, in all material respects, accurate, complete and have been prepared in accordance with the books and records of Seller and present fairly the financial position of the operations of the Subject Property for the period then ended. Without limiting the generality of the foregoing, all of the financial statements referred to above fully reflect all material costs of operations of the Subject Property. Since the date of the operating statements covering the Subject Property, there has been no material adverse change in the business or financial condition of Seller or the Subject Property;

                 x.       All documents and records delivered pursuant to
         Article IV will be true, correct and complete copies of the documents and records required to be delivered and will accurately reflect the matters contained therein;

                 y. None of the employees of the Subject Property is covered by a union contract or collective bargaining agreement or is represented by a union;

                 z. Seller has the right to terminate any existing employee benefit plan on or prior to the Closing;

                 aa.      From the date of execution of this Contract through
         the date of closing, Seller will not make or pay any distributions, dividends, bonuses, increases in compensation, capital expenditures, asset sales, or affiliate transactions other than the salaries payable to its shareholders or their affiliates in the ordinary course of business and consistent with past practices;

                 bb.      There are no defects, faults or other problems in
         connection with the soils, subsoils, grading or compaction of the Land, other than as set forth in any soil reports to be delivered to Purchaser; and



                 cc.      The assets and other items to be conveyed to
         Purchaser by Seller pursuant to this Contract comprise all of the assets and properties of Seller that are necessary in the operation of the Subject Property in the ordinary course of business and consistent with current practice and are completely adequate for the operation, after the closing, of the Subject Property in the ordinary course of business and consistent with current practice; notwithstanding anything to the contrary contained herein, in the event that either Seller or Purchaser discovers after closing that any asset or item needed or useful in connection with the operation of the Subject Property has not been conveyed to Purchaser at closing, then Seller will immediately, upon demand by Purchaser, convey such asset or other item to Purchaser for no additional consideration of any kind whatsoever.



All of the foregoing representations and warranties of Seller are made by Seller both as of the date hereof and as of the date of the closing hereunder and shall survive the closing hereunder. Notwithstanding the foregoing or anything to the contrary contained herein, it is understood and agreed that the representations and warranties set forth hereinabove shall survive the closing of this Contract only for a period of one (1) year following the closing date, but not thereafter, and Seller shall have no liability of any kind whatsoever for any breach thereof except to the extent a claim is asserted against Seller within such one (1) year period. It is further understood and agreed that the execution of this Contract shall impose upon Shareholders no personal liability whatsoever for breach of any of the representations and warranties set forth hereinabove, and, in the event of a breach of any such representations and warranties, Purchaser shall seek no personal judgement against Shareholders for payment of any damages incurred by Purchaser as a result of such breach; the sole recourse of Purchaser for collection of any such damages shall be against Trust and Beartown.

                                  ARTICLE VIII

                        CONDITIONS PRECEDENT TO CLOSING

         The obligation of Purchaser to close this Contract shall, at the option of Purchaser, be subject to the following conditions precedent:

a. All of the representations, warranties and agreements of Seller set forth in this Contract shall be true and correct in all material respects as of the date hereof and at closing, and Seller shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Contract.

                 b. There shall be no change in the matters reflected in the Title Commitment, and there shall not exist any encumbrance or title defect affecting the Subject Property not described in the Title Commitment except for the Permitted Exceptions.

                 c. There shall be no changes in the matters reflected in the Survey, and there shall not exist any easement, right-of-way, encroachment, waterway, pond, flood plain, conflict or protrusion with respect to the Subject Property not shown on the Survey.

                 d. No material and substantial change shall have occurred with respect to the Subject Property which would in any way affect the findings made in the inspection of the Subject Property described in Article VI hereinabove or which would materially and adversely impact the income that Purchaser expects to be generated by the Subject Property; and

                 e. Purchaser's receipt on or before the date of closing of a legal opinion from legal counsel for Seller to the effect that upon closing Purchaser will have acquired from Seller, or will be in a position to receive at closing upon prior application, all licenses and permits necessary to conduct all the resort operations engaged in by Seller prior to closing without the need of any further governmental regulatory consents or approvals.

         If any such condition is not fully satisfied by closing, Purchaser may terminate this Contract by written notice to Seller whereupon this Contract shall be cancelled, the earnest money deposit (less $100.00) shall be returned to Purchaser by the Title Company and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

                                   ARTICLE IX

                                    CLOSING

         The closing hereunder shall take place at the offices of the Title Company. The closing shall occur on or before December 31, 1997.

                                   ARTICLE X

                        SELLER'S OBLIGATIONS AT CLOSING

         At the closing, Seller shall do the following:

a. Deliver to Purchaser an assignment by Beartown of all of its beneficial interest in the Trust and a resignation of Oak N'Spruce Management, Inc. as Trustee of the Trust, duly signed and acknowledged, which instruments shall be in form reasonably acceptable to Purchaser for recording and shall vest in Purchaser as successor trustee and successor beneficiary good and marketable title to the Subject Property, free and clear of all liens, rights-of-way, easements, and other matters affecting title to the Subject Property, except for the Permitted Exceptions and the interests of timeshare purchasers.

                 b. Deliver or cause to be delivered to Purchaser an ALTA owner's form of title insurance policy (the "Title Policy") insuring Purchaser in the amount of the purchase price that Purchaser has acquired good and marketable title to the Subject Property, subject only to the Permitted Exceptions. Purchaser shall be entitled to request the Title Company to provide, at Seller's sole cost and expense, such endorsements (or amendments) to the Title Policy as Purchaser may reasonably require so long as such endorsements or amendments impose no additional liability on Seller or delay the closing. Purchaser acknowledges and agrees that the Title Policy may be actually delivered within a reasonable time following the closing so long as Purchaser has received at closing a current binding title commitment obligating the Title Company to deliver the Title Policy. Purchaser shall pay the premium for a standard owner's form of title insurance policy in the amount of the purchase price, the cost of any title endorsements issued to insure over Title Defects or reasonably required by Purchaser, and the cost of reinsurance reasonably required by Purchaser.

                 c. Deliver a bill of sale and a blanket assignment in form reasonably acceptable to Purchaser, duly executed and acknowledged by Seller, conveying and/or assigning to Purchaser the Hotel Assets.

                 d. Deliver an assignment and assumption agreement, in form reasonably acceptable to Seller and Purchaser, duly executed and acknowledged by Seller, assigning all of Seller's interest in and to the Leases, together with executed originals of the Leases;

                 e. Deliver such evidence or other documents that may be reasonably required by the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Subject Property.

                 f. Deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.

                 g. Deliver to Purchaser all keys to all buildings and other improvements located on the Subject Property, combinations to any safes thereon, and security devices therein in Seller's possession.

                 h. Deliver to Purchaser any other documents or items necessary or convenient in the reasonable judgment of Purchaser to carry out the intent of the parties under this Contract.

In addition to delivery of the foregoing items, at closing, Shareholders and Purchaser shall enter into the Employment Agreements, Stock Option Agreements and Confidentiality, Non-Interference and Non-Competition Agreements which are attached hereto and made a part hereof for all purposes as Exhibits "C," "D," "E," "F," "G", and "H", respectively; in addition, Seller and Purchaser shall enter into the Confidentiality Non-Interference and Non-Competition Agreement which is attached hereto and made a part hereof for all purposes as Exhibit "I". The stock options shall be at an exercise price equal to the higher of
(i) the New York Stock Exchange average trading price, based on the high and low prices, for Purchaser's common stock on the date of closing and (ii) the closing price of such common stock on such date.

                                   ARTICLE XI

                       PURCHASER'S OBLIGATIONS AT CLOSING

         At the closing, Purchaser shall deliver to Seller the purchase price in cash.

                                  ARTICLE XII

                             COSTS AND ADJUSTMENTS

         At closing, the following items shall be adjusted or prorated between Seller and Purchaser:

a. Any real estate transfer taxes or sales taxes payable in connection with the sale of the Subject Property shall be paid in full by Seller.

                 b. Seller shall pay to Purchaser, in cash at closing (i) any security deposits held by Seller pursuant to the Leases, and (ii) all 1998 membership dues for the timeshare program being operated at the Subject Property (being a budgeted total of approximately $1,660,000) which have been collected by Seller on or before the date of closing less any amounts that have been expended by Seller for 1998 timeshare maintenance or for any other prepaid items or charges attributable to the 1998 calendar year or thereafter; in addition, at closing Seller shall assign to Purchaser any funds and bank accounts representing working capital reserves and/or furniture, fixtures and equipment reserves.

                 c. Ad valorem taxes for the Subject Property for the current calendar year shall be prorated as of the date of closing, and Seller shall pay to Purchaser in cash at closing Seller's prorata portion of such taxes. Seller's prorata portion of such taxes shall be based upon taxes actually assessed for the current calendar year or, if for any reason such taxes for the Subject Property have not been actually assessed, such proration shall be based upon the amount of such taxes for the immediately preceding calendar year, and adjusted by cash settlement when exact amounts are available.

                 d. All other income and ordinary operating expenses for or pertaining to the Subject Property including, but not limited to, public utility charges, maintenance, service charges, and all other normal operating charges of the Subject Property shall be prorated as of the closing date. Seller will assign to Purchaser all of Seller's right, title and interest in and to utility deposits and other deposits heretofore made by Seller in connection with the operation of the Subject Property.

                 e. All other closing costs, including but not limited to, recording and escrow fees shall be paid by Seller; provided, however, that Seller and Purchaser each will be responsible for the fees and expenses of their respective attorneys.

         As soon as practicable after closing, and in any event within 90 days thereafter, Seller and Purchaser shall cooperate in preparing and reaching a post-closing settlement, accounting for any additional credits or debits between the parties as necessary to carry out the intent of this Contract, including the general principle that from and after the closing date, the revenues accruing from the operation of the Subject Property and the expenses associated with those revenues shall be credited or charged to Purchaser, and before the closing date, such sums shall be credited or charged to Seller.

         Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature (except those items which under the terms of this Contract specifically become the obligation of Purchaser), brought by third parties and based on events occurring on or before the date of closing and which are in any way related to the ownership, maintenance, or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

         Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, brought by third parties and based on events occurring subsequent to the date of closing and which are in any way related to the ownership, maintenance or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

                                  ARTICLE XIII

                               ENTRY ON PROPERTY

         Purchaser, Purchaser's agents, employees, servants, or nominees, are hereby granted the right to enter upon the Subject Property at any time prior to closing for the purpose of inspecting the Subject Property and conducting such engineering and mechanical tests as Purchaser may deem necessary or advisable, any such inspections and tests to be made at Purchaser's sole expense. Purchaser agrees to promptly discharge any liens that may be imposed against the Subject Property as a result of Purchaser's investigations and to defend, indemnify and hold Seller harmless from and against any and all claims, suits, losses, damages, liabilities, judgments, costs, or expenses (including without limitation court costs and attorneys' fees) incurred by Seller as a result of any inspections or tests made by Purchaser.

                                  ARTICLE XIV

                     DAMAGE OR DESTRUCTION PRIOR TO CLOSING

         In the event that the Subject Property should be damaged by any casualty prior to closing, then if the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of Seller and Purchaser, is:

                 a. Less than Two Hundred Thousand Dollars ($200,000.00), then at Purchaser's option, either (i) the Seller shall repair such damage as promptly as is reasonably possible, restoring the damaged property at least to its condition immediately prior to such damage; and, in the event such repairs have not been completed prior to closing, then the closing shall nevertheless proceed as scheduled, and Purchaser may have the Title Company withhold from Seller the funds necessary to make such repairs until Seller has repaired such damage pursuant to the provisions hereof, at which time such funds shall be distributed to Seller or (ii) Purchaser may take an assignment of Seller's insurance proceeds and a credit for Seller's deductible (as described in paragraph [b] below) and repair such damage itself;

or if said cost is:

                 b. greater than Two Hundred Thousand Dollars ($200,000.00), then, at Purchaser's election, Seller shall pay to Purchaser, at closing, all insurance proceeds payable for such damage, and the sale shall be closed without Seller's repairing such damage but with Purchaser receiving a credit for the amount of any deductible provided for in the applicable insurance policy, or, if Purchaser does not elect to accept such insurance proceeds, then either Seller or Purchaser may elect to terminate this Contract, in which case the earnest money (less $100.00) shall be returned to Purchaser and thereafter neither party shall have any further obligations one unto the other.

                                   ARTICLE XV

                             POSSESSION OF PROPERTY

         Possession of the Property free and clear of all uses and encroachments, except the Permitted Exceptions, shall be delivered to Purchaser at closing.

                                  ARTICLE XVI

                                    NOTICES

         All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by facsimile transmission, or by United States Mail, as a registered or certified item, return receipt requested. Notices delivered by mail shall be deemed given when deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed as follows:

         Seller:                        Beartown Development, Inc.
                                        R.R. 4, Box 4402
                                        Stroudsburg, Pennsylvania  18360
                                        Attn:  Bruce Hagedorn
                                        Telephone No.:  (717) 992-5008
                                        Facsimile No.:  (717) 992-6913

         With Required Copy to:         Elizabeth A. McNichols
                                        Dunning, Forman, Kirrane & Terry, L.L.P.
                                        Shellback Place
                                        133 Route 28
                                        Box 560
                                        Mashpee, MA  02649
                                        Telephone No.:  (508) 477-6500
                                        Facsimile No.:  (508) 477-5697

         Purchaser:                     Silverleaf Resorts, Inc.
                                        1221 Riverbend Drive
                                        Suite 120
                                        Dallas, Texas  75247
                                        Attn:  Robert E. Mead
                                        Telephone No.:  (214) 631-1166
                                        Facsimile No.:  (214) 905-0514

         With Required Copy to:         Meadows, Owens, Collier, Reed,
                                        Cousins & Blau, L.L.P.
                                        3700 NationsBank Plaza
                                        901 Main Street
                                        Dallas, Texas  75202
                                        Attn:  George R. Bedell, Esq.
                                        Telephone No.: (214) 749-2448
                                        Facsimile No.: (214) 747-3732

                                  ARTICLE XVII

                                    REMEDIES

         In the event that Seller fails to timely comply with all conditions, covenants and obligations of Seller hereunder, it shall be an event of default and Purchaser shall have the option (i) to terminate this Contract by providing written notice thereof to Seller, in which event the earnest money (less $100.00) shall be returned immediately to Purchaser by the Title Company and the parties hereto shall have no further liabilities or obligations one unto the other; (ii) to waive any defect or requirement and close this Contract; or
(iii) to sue Seller for specific performance or for damages. The exercise of any of the foregoing remedies of Purchaser shall not in any manner be construed as a waiver of Purchaser's right to seek specific performance or to sue for damages, and in the event of a default by Seller hereunder, Purchaser shall be entitled to enforce specific performance hereunder or sue Seller for damages.

         In the event that Purchaser fails to timely comply with all conditions, covenants, and obligations Purchaser has hereunder, such failure shall be an event of default, and Seller's sole remedy shall be to receive the Earnest Money. The Earnest Money is agreed upon by and between the Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof, and no other damages, rights, or remedies shall in any case be collectible, enforceable, or available to the Seller other than in this paragraph defined, and Seller shall accept the Earnest Money as Seller's total damages and relief.

                                 ARTICLE XVIII

                                   ASSIGNMENT

         Purchaser may not assign its rights under this Contract to anyone other than a Permitted Assignee without first obtaining Seller's prior written approval. Purchaser may assign its rights under this Agreement to a Permitted Assignee without prior written consent of Seller. For purposes of this Contract, a "Permitted Assignee" shall mean any partnership, corporation, limited liability company or other business entity controlled by one or more of the following which has the financial ability to perform Purchaser's obligations hereunder: (a) Silverleaf Resorts, Inc., or (b) Robert E. Mead. For purposes of the preceding sentence an entity shall be deemed to be controlled by a person if such person owns 50% or more of the ownership interest in such entity, or has the right to control 50% or more of such ownership interest through a contract or otherwise. Notwithstanding any assignment of this Contract by Purchaser in accordance with the terms of this
Article XVIII, any stock options to be issued to the Shareholders at closing shall only be those of Purchaser and not those of any assignee.

                                  ARTICLE XIX

                       INTERPRETATION AND APPLICABLE LAW

         Except as otherwise expressly provided herein, this Agreement shall be construed and interpreted in accordance with the laws of the State of Massachusetts. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

                                   ARTICLE XX

                                   AMENDMENT

         This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

                                  ARTICLE XXI

                                   AUTHORITY

         Each person executing this Contract warrants and represents that he is fully authorized to do so.

                                  ARTICLE XXII

                                ATTORNEYS' FEES

         In the event it becomes necessary for either party to file a suit to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit.

                                 ARTICLE XXIII

                              DESCRIPTIVE HEADINGS

         The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                                  ARTICLE XXIV

                                ENTIRE AGREEMENT

         This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

                                  ARTICLE XXV

                            MULTIPLE ORIGINALS ONLY

         Numerous copies of this Contract may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument.

                                  ARTICLE XXVI

                                   ACCEPTANCE

         Seller shall have until 5:00 o'clock p.m., November 14, 1997, to execute and return a fully executed original of this Contract to Seller, otherwise this Contract shall become null and void. Time is of the essence of this Contract. The date of execution of this Contract by Seller shall be the date of execution of this Contract. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Massachusetts, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the State of Massachusetts.

                                 ARTICLE XXVII

                             REAL ESTATE COMMISSION

         Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Seller has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due and payable to any other party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction, and that Purchaser has not taken any action which would result in any real estate broker's, finder's, or other fees or commissions being due or payable to any other party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XXVII shall survive the closing.

                                 ARTICLE XXVIII

                                CONFIDENTIALITY

         Purchaser agrees that, prior to the closing, all Property Information shall be kept confidential as provided in this Article XXVIII. Without the prior written consent of Seller, prior to the closing the Property Information shall not be disclosed by Purchaser or Purchaser's Representatives, in any manner whatsoever, in whole or in part, except (i) to Purchaser's Representatives who need to know the Property Information for the purpose of evaluating the Subject Property and who are informed by the Purchaser of the confidential nature of the Property Information; (ii) as may be necessary for Purchaser or Purchaser's Representatives to comply with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements; to comply with other requirements and requests of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Purchaser or

Purchaser's Representatives; to comply with regulatory or judicial processes; or to satisfy reporting procedures and inquiries of credit rating agencies in accordance with customary practices of Purchaser or its affiliates; and (iii) as otherwise permitted by this Article XXVIII.

         Except as provided otherwise in this Article XXVIII, Purchaser and Seller, for the benefit of each other, hereby agree that prior to the closing neither of them will release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Contract or the transactions contemplated herein, without first obtaining the consent of the other party hereto (which shall not be unreasonably withheld). Seller, being aware of Purchaser's status as a publicly-held corporation, the securities of which are traded on a national securities exchange, acknowledges that Purchaser may be compelled by considerations of legal obligation, fiduciary and public responsibility, commercial pragmatism and established corporate policy, to issue a public press release announcing that it has entered into this Contract and stating the material terms hereof; Purchaser agrees to send a copy of such press release directly to Seller not later than the time when Purchaser issues such press release to the public; and Seller consents to the dissemination of any such press release and to all such additional statements and disclosures Purchaser may reasonably make in responding to inquiries arising as a result of any such press release.

         Purchaser shall indemnify and hold Seller harmless, and Seller shall indemnify and hold Purchaser and the affiliates of Purchaser harmless, from and against any and all actual direct claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements) suffered or incurred by the other party and proximately caused by a breach by Purchaser or Purchaser's Representatives or Seller, as the case may be, of the provisions of this Article XXVIII; but this
Article XXVIII will not entitle either Purchaser, Seller, Purchaser's affiliates or Seller's affiliates to recover consequential damages.

         As used in this Contract, the term "Property Information" shall mean
(i) all information and documents in any way relating to the Subject Property, the operation thereof or the sale thereof (including, without limitation, leases, contracts, licenses and any environmental reports) furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "Purchaser's Representatives"), under or in connection with this Contract by Seller or any affiliate of Seller, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser's Representatives to the extent such information or documents contain or are based on the information or documents described in the preceding clause (i), or otherwise reflecting their review or investigation of the Subject Property undertaken with Seller's required approval; but notwithstanding the foregoing, the term "Property Information" shall not be deemed to include any information or document which (1) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or Purchaser's Representatives in violation of this Agreement, (2) is in the possession of Purchaser or Purchaser's Representatives prior to its disclosure to Purchaser by Seller or any affiliates of Seller or their agents or representatives, (3) becomes available to Purchaser from a source other than Seller or any affiliates of Seller or their agents or representatives, or (4) is developed by Purchaser or Purchaser's Representatives without reliance upon and independently of otherwise confidential Property Information.

         In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or their representatives in order to enforce the provisions of this Article XXVIII.

         The provisions of this Article XXVIII shall survive the termination of this Agreement prior to the closing for six months.

         It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement on a confidential basis with any of its attorneys, accountants, professional consultants, financial advisors, rating agencies, or potential lenders, as the case may be, or prevent either party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.


         EXECUTED on this the 13th day of November, 1997.

                                        SELLER:

                                        BEARTOWN DEVELOPMENT, INC.


                                        By: /s/ BRUCE HAGEDORN
                                           -------------------------------------
                                           Bruce Hagedorn, President

                                        OAK N'SPRUCE MANAGEMENT, INC.,
                                        a Massachusetts Corporation,
                                        as Trustee of Oak N'Spruce Resort Trust
                                        under Declaration of Trust dated
                                        August 4, 1997


                                        By: /s/ BRUCE HAGEDORN
                                           -------------------------------------
                                           Bruce Hagedorn, President

                                        /s/ BRUCE HAGEDORN
                                        ----------------------------------------
                                        BRUCE HAGEDORN

                                        /s/ DOUG RICHIE
                                        ----------------------------------------
                                        DOUG RICHIE

         EXECUTED on this the 11th day of November, 1997.

                                        PURCHASER:


                                        SILVERLEAF RESORTS, INC., a Texas
                                        corporation


                                        By:  /s/ ROBERT E. MEAD
                                           -------------------------------------
                                           Robert E. Mead, Chief Executive
                                           Officer

RECEIPT OF EARNEST MONEY AND ONE (1) EXECUTED COUNTERPART OF THIS CONTRACT IS HEREBY ACKNOWLEDGED:

TITLE COMPANY:

SAFECO LAND TITLE OF DALLAS


By: /s/ BOBBIE G. IRWIN
   ----------------------------------------
  Name: Bobbie G. Irwin
       ------------------------------------
  Its:  Vice President
      -------------------------------------

                       LIST OF EXHIBITS TO EXHIBIT 10.35



Exhibit A                            Legal Descriptions

Exhibit B                            Surveyor's Certificate

Exhibit C                            Employment Agreement for Bruce Hagedorn

Exhibit D                            Employment Agreement for Doug Richie

Exhibit E                            Stock Option Agreement for Bruce Hagedorn

Exhibit F                            Stock Option Agreement for Doug Richie

Exhibit G                            Confidentiality, Non-Interference and Non-
                                     Competition Agreement for Bruce Hagedorn

Exhibit H                            Confidentiality, Non-Interference and Non-
                                     Competition Agreement for Doug Richie

Exhibit I                            Confidentiality, Non-Interference and Non-
                                     Competition Agreement for Beartown
                                     Development, Inc.




The above-listed exhibits are omitted from this filing. Registrant agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.



                                      27